EXHIBIT 23.3


                          INDEPENDENT AUDITORS' CONSENT


     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-4 of our report dated December 30, 1997 relating to the financial statements of Companhia Centro-Oeste de Energia Eletrica CEEE D2 as at and for the nine months ended September 30, 1997 prepared in accordance with accounting practices originating in Brazil's Corporation Law, which appears in
Item 7 of the Current Report on Form 8-K of The AES Corporation dated January 9, 1998.



/s/ ERNST & YOUNG
-------------------------
Auditores Independentes
Porto Alegre, RS Brazil
January 22, 1998